Exhibit 10.20

IRIDEX CORPORATION

AGREEMENT AND RELEASE

This Separation Agreement and Release (“Agreement”) is made by and between Dr. Dominik Beck (“Employee”) and IRIDEX Corporation (the “Company”) (collectively referred to as the “Parties” or individually referred to as a “Party”) effective on the Effective Date (defined below).

WHEREAS, Employee was employed by the Company;

WHEREAS, Employee and the Company entered into the Employment Agreement dated August 16, 2011, pursuant to which the Employee was to commence employment with the Company on or before October 15, 2011 (the “Employment Agreement”);

WHEREAS, Employee signed an Employment, Confidential Information, Invention Assignment, and Arbitration Agreement with the Company on August 29, 2011 (the “Confidentiality Agreement”);

WHEREAS, the Company and Employee have entered into (i) a stock option agreement (the “Stock Option Agreement”) dated October 10, 2011 issued pursuant to the Company’s 2008 Equity Incentive Plan (the “Plan”), pursuant to which Employee was granted the option to purchase up to 135,000 shares of the Company’s Common Stock subject to the terms and conditions of the Plan and the Stock Option Agreement and (ii) the Restricted Stock Unit Award dated October 10, 2011, pursuant to which Employee was granted a restricted stock unit award for 75,000 shares of the Company’s Common Stock subject to the terms and conditions of the Plan (the “RSU Award” and, collectively with the Stock Option Agreement, the “Stock Agreements”);

WHEREAS, Employee’s positions as an officer and employee with the Company and any of its subsidiaries were terminated in conjunction with a restructuring of the senior executive team effective as of August 24, 2012 (the “Separation Date”);

WHEREAS, the Parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions, and demands that either Party may currently have against the other Party and any of the other Party’s related Releasees (as defined below), including, but not limited to, any and all such claims arising out of or in any way related to all of Employee’s relationships (and the ending of such) with the Company.

NOW, THEREFORE, in consideration of the mutual promises made herein, the Company and Employee hereby agree as follows:

1. Consideration.

a. Settlement Payments. In consideration of Employee’s execution of and compliance with this Agreement, the Company will pay the designated recipients below as follows (collectively the “Payments”):

(1) The “First Payment”: made payable by the Company to Employee (in compromise settlement of all of Employee’s present claims against the Company Releasees, as defined below, which are subject to both taxation and withholding but no other set-off of any kind) to Employee in the gross amount of Sixty-One Thousand Dollars ($61,000), less applicable government mandatory tax withholdings only, which the Company also agrees to accurately and timely report to the applicable government entities (by W-2) and otherwise so accurately document;

(2) The “Second Payment”: made payable by the Company to Employee (in compromise settlement of all of Employee’s present claims, including his present and potential: statutory (except ADEA and attorneys fees-related) and tort claims and interest related to those claims against the Company Releasees which are subject to taxation but not withholding or set-off of any kind) in the actual amount (i.e., with no withholding or set-off of any kind) of Forty-Eight Thousand and Two Hundred Fifty Dollars ($48,250), which the Company also agrees to timely and accurately then: issue to the Employee a Form 1099 Misc. and so report to the applicable government entities, and otherwise so accurately document; and

(3) The “Third Payment”: made payable by the Company to Employee’s attorneys (Pierce & Shearer LLP) in compromise settlement of all of Employee’s present attorneys’ fees/costs relating to his alleged claims against the Company Releasees, as defined below, in the actual amount (i.e., no withholding or set-off of any kind) of Fifty-One Thousand Dollars ($51,000). The Company agrees to timely and accurately report this payment to the applicable government entities, and otherwise so accurately document. Employee and his counsel acknowledge and agree that the Company will timely issue two IRS Form 1099s with respect to this payment – one to Pierce & Shearer LLP in the amount of Fifty-One Thousand Dollars ($51,000) and the other to Employee in the amount of Fifty-One Thousand Dollars ($51,000);

(4) The “Fourth Payment”: made payable by the Company to Employee in lieu of reimbursement for COBRA, such payments are subject to both taxation and withholding but no other set-off of any kind, to Employee in the gross amount of Fourteen Thousand and Eighty Four Dollars ($14,084), less applicable government mandatory tax withholdings only, which the Company also agrees to accurately and timely report to the applicable government entities (by W-2) and otherwise so accurately document.

The Payments will be made by the Company for the respective recipients’ physical receipt as follows: the Second and Third Payments within ten (10) calendar days of the Effective Date and the First Payment no earlier than January 2, 2013 and no later than January 15, 2013. The Fourth Payment shall be paid in monthly installments of Three Thousand Five Hundred Twenty-One Dollars ($3,521) per month for a period of four (4) months beginning on or about January 15, 2013 or until Employee has secured other full-time employment which provides he and his family eligibility for health insurance comparable to the coverage they received from the Company while Employee was employed, whichever occurs first. Employee acknowledges and agrees that if he secures such full-time employment on any date prior to April 15, 2013 then the Company will no longer be obligated or required to make any then remaining monthly payments to him pursuant to the Fourth Payment. Employee specifically acknowledges and agrees that if and when all the Payments above are fully and timely paid and corresponding funds clear, any obligation that the Company had to pay Employee statutory wages and any other compensation whatsoever will then have been fully satisfied. The Parties disagree on whether Employee is eligible for contractual severance pursuant to his Employment Agreement, and Employee agrees that he is waiving any rights to such severance only so long as all the Payments’ funds are timely received and are never sought back by the Company or any of its related Releasees (defined below).

b. ADEA Waiver/Additional Consideration For. In consideration of Employee’s concurrent execution (and non-revocation of) the accompanying ADEA Waiver Agreement and Release (the “ADEA Waiver”), the Company will also pay Employee the actual amount of Eighteen Thousand and Seven Hundred and Fifty Dollars ($18,750) (i.e., no withholdings or setoff of any kind) (the “ADEA Payment”), for his physical receipt seven days after the effective date (defined therein) of the ADEA Waiver, which the Company also agrees to accurately and timely report to the applicable government entities (by 1099) and otherwise so accurately document. Employee acknowledges and agrees that he will only receive one payment of Eighteen Thousand and Seven Hundred and Fifty Dollars ($18,750) for his execution of and compliance with the ADEA Waiver, as outlined therein. Employee is not required to sign the ADEA Waiver to receive the other above consideration and acknowledges and agrees that the ADEA Waiver in no way affects the continuing validity or effect of any other consideration owed and or herein provided to Employee by the Company.

2. Benefits. Employee’s and his eligible dependents’ (Company-paid for only) health insurance benefits ceased on August 31, 2012, subject to their rights to continue their health insurance under COBRA. Except as stated otherwise elsewhere in this Agreement, Employee’s additional vesting in all other benefits and incidents of employment, including, but not limited to the accrual of bonuses, vacation, and paid time off stopped following the Separation Date.

3. Payment of Salary; Equity Interests; Resignation from Board of Directors.

a. Payment of Salary. Employee specifically acknowledges and agrees that the Company has already paid Employee for all his salary for all of the services that Employee has rendered to the Company.

b. Equity Interests. Employee acknowledges and represents that, other than pursuant to the Stock Agreements, Employee has no right, title or interest in or to any direct or indirect equity interests in the Company. Employee further acknowledges and represents that none of the shares of the Company’s Common Stock issuable under the Stock Option Agreement, nor any of the shares or interests subject to the RSU Award, had vested as of the Separation Date and Employee, through his release below, will have no right to exercise or otherwise receive any benefits under the Stock Agreements.

c. Resignation from Board of Directors. In further consideration for (and within two (2) business days of) the clearance of the funds of the Second and Third Payments, Employee will then resign in writing from his position as a member of the board of directors of the Company and the board of directors of any of the Company’s subsidiaries on which he serves (if any), by executing the letter attached to this Agreement as Exhibit B and scanning and e-mailing the signed letter to the Chairman of the Board of Directors, William Moore, at wmoore@iridex.com.

4. Releases of Claims. Subject to the qualifications set forth in this Agreement, each Party, on his/its own behalf, otherwise hereby releases both the other Party and (to the fullest extent applicable except as otherwise limited herein) that Party’s spouses, heirs, legal counsel, present and former officers and directors, employees, administrators, affiliates, representatives, agents, benefit plans, plan administrators, insurers, divisions, investors, shareholders, predecessors, successors, and assigns (collectively, the “Releasees”) from all claims, complaints, actions, causes of action, demands or obligations relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, which either Party (or his/its, representatives, agents, predecessors, successors, and assigns) currently may possess against any of the other Party’s Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the Effective Date of this Agreement, including generally, without limitation beyond those specifically enumerated in Paragraphs 1 and 4 of this Agreement, claims:

a. relating to or arising from Employee’s employment relationship with the Company and the termination of that relationship;

b. relating to or arising from Employee’s right to purchase, or actual purchase of Company stock, including, without limitation, any related claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

c. for wrongful discharge of employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; and disability benefits;

d. for violation of any federal, state, or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Rehabilitation Act of 1973; the Americans with Disabilities Act of 1990; the Equal Pay Act; the Fair Labor Standards Act; the Fair Credit Reporting Act; the Age Discrimination in Employment

Act of 1967; the Older Workers Benefit Protection Act; the Employee Retirement Income Security Act of 1974; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act; the Sarbanes-Oxley Act of 2002; the Immigration Control and Reform Act; the California Family Rights Act; the California Labor Code; the California Workers’ Compensation Act; and the California Fair Employment and Housing Act;

e. for violation of the federal or any state constitution;

f. arising out of any other laws and regulations relating to employment or employment discrimination; and

g. for attorneys’ fees and costs.

The Parties agree that the releases set forth in this section shall be and remain in effect in all respects complete general releases as to the matters released. Nevertheless, none of the waivers and releases anywhere in this Agreement shall waive, release, apply to and/or limit in any way either: (1) Employee’s (and any eligible dependents, only if and where applicable) already legally accrued and/or vested rights (if any) insurance-related benefits from a Company (or Company-related) insurance provider under any Company insurance-related plans stemming from Employee’s Company: Board role and/or employment; (2) Employee’s rights (to the extent otherwise qualified) to workers’ compensation, unemployment benefits (the Company agreeing that it has not, and so long as Employee executes and materially complies with this Agreement will not, assert any disqualifying basis with respect to Employee’s eligibility for such unemployment benefits in any manner), ERISA-related rights, and any all rights which cannot legally be waived; (3) Employee’s (pre-existing only) rights to indemnification, duty to defend and to be held harmless by the Company pursuant to any pre-existing contracts, applicable insurance (e.g., “D&O”) policies, statutes, common law obligations, or otherwise; (4) Employee’s claims should the Company have misreported, not reported or untimely reported (in part or in whole) anything related to his past compensation as a Company employee to the appropriate taxing authorities; (5) the Parties’ rights to enforce the Agreement; (6) the Parties’ rights to raise claims for the other Parties’ (and associated Releasees’) future actions or inactions, and (7) Employee’s already legally accrued and/or vested rights to his retirement funds contained in his 401(k) account with the Company. Each Party represents that he/it has made no assignment or transfer of any right, claim, complaint, charge, duty, obligation, demand, cause of action, or other matter waived or released by this Agreement.

5. California Civil Code Section 1542. Each Party acknowledges that he/it has been advised to consult with legal counsel and is familiar with the provisions of California Civil Code Section 1542, a statute that otherwise prohibits the release of unknown claims, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

Each Party, being aware of said code section, agrees to expressly waive any rights he/it may have thereunder as to the other Party and its/his related Releasees, as well as under any other statute or common law principles of similar effect, subject to the same qualifications set forth in Section 4 above.

6. Application for Employment; Eligibility for Re-hire. Employee understands and agrees that (although the Company represents and warrants that he will always remain eligible for re-hire in exchange for Employee agreeing hereby never to re-apply intentionally for employment or other working relationship for the Company), as a condition of this Agreement, Employee shall not be entitled to any future employment with the Company, and Employee hereby waives any right, or alleged right, of employment or re-employment with the Company. Within five (5) days of the Effective Date, the Company will provide Employee with a blue ink-signed original (on then current Company letterhead) of a letter in the form of Exhibit A.

7. No Pending or Future Lawsuits. Each Party represents that he/it has no lawsuits, filed claims (other than Employee’s approved/open unemployment benefits claim), or other civil actions (e.g. arbitration filings) pending in his/its name, or on behalf of any other person or entity, against the other Party or any of the other Party’s Releasees. Each Party also represents that he/it does not currently intend to bring any new such claims on his/its own behalf or on behalf of any other person or entity against the other Party or any of the other Party’s Releasees.

8. Confidentiality. Each Party agrees that he/it will generally keep confidential the terms of this Agreement (except as to its existence, its general confidentiality, Employee’s eligibility for re-hire and that Employee’s termination was exclusively due to a restructuring of the senior executive team), except also: (1) to the extent reasonably needed to comply with legal requirements or by the Company pursuant to the Company’s reasonable business requirements; (2) to members of Employee’s immediate family; (3) to any attorney or financial advisor for the purpose of confidentially obtaining any legal or financial advice pertaining to this Agreement and/or for the purpose of representation of either Party’s interest in connection with any inquiry or action on the part of any government or taxing authority or agency; and (4) in order to pursue (or defend against) any claimed material breach or non-performance of this Agreement or other future (or excepted past) believed wrongdoing associated with Employee’s and/or his Releasees’ past relationships and interactions with the Company and/or its Releasees. The Parties acknowledge and agree that this Paragraph 8 also does not restrict Employee from publicizing Exhibit A.

9. Trade Secrets and Confidential Information; Return of Company Property. Employee, except to the extent this Agreement’s terms are inconsistent with it, agrees to observe and abide by the material terms of the Confidentiality Agreement, specifically including the provisions therein regarding non-disclosure of the Company’s trade secrets and confidential and proprietary information, and non-solicitation of Company employees. Consistent with his Board membership and with the Company’s consent, Employee has retained some Company confidential information and property. Within five (5) business days of his resignation from Company Board membership, Employee will provide any and all Company confidential information or property that he may have in his possession to the Company and so long as he does so, then the Company agrees he will have acted consistent with (and not in violation of) his past and Agreement-related obligations. However, if Employee locates any other Company property in his possession thereafter and then promptly returns it to the Company, his so doing will be considered consistent with (and not in violation) of all his Agreement-related obligations including in this paragraph.

10. No Cooperation. Each Party agrees that he/it will not intentionally (directly or indirectly) attempt to or actually encourage, counsel, or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against the other Party or the other Party’s Releasees, unless under a subpoena or other court order to do so. Each Party agrees both to immediately notify the other Party upon receipt of any such subpoena or court order, and to furnish within three (3) business days of its actual receipt by Employee or his obtaining knowledge thereof, a copy of such subpoena or other court order. If approached by anyone for counsel or assistance in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints against any of the Releasees, the other Party shall state no more than that he/it cannot provide counsel or assistance.

11. Non-Disparagement and Non-Interference. Employee agrees to refrain from making any illegally disparaging statements through any means in any format about the Company or any of its management personnel including, without limitation, the business, business reputation products, intellectual property, financial standing, future, or employment/compensation/benefit practices of the Company. The Company agrees to refrain from making any illegally disparaging statements through any means in any format about Employee. The Company agrees that when making statements (in any form) concerning Employee it will not make such statements that are inconsistent with the representations contained in Exhibit A. Employee understands that the Company’s obligations under this paragraph extend only to the Company’s current executive officers at the Senior Vice President level and above, including the Chief Executive Officer, and members of its Board of Directors. The Company shall direct any inquiries by potential future employers or other background checkers to Antoinette Ryglisyn (or any successor to her)/the Company’s human resources department, which shall use its best efforts to confirm only the Employee’s various Company positions held, their dates held, his eligibility for re-hire, and his compensation levels during his employment with the Company. If the Employee requests from the Chief Executive Officer in writing at least three (3) business days in advance that the Company make additional reasonable statements regarding Employee to a prospective employer or other background checker, such additional statements will not be unreasonably withheld. Each Party also agrees not to tortiously interfere with either the contracts and/or professional relationships of the other Party. Notwithstanding the foregoing, the Parties acknowledge and agree that any Company Board members, its Chief Executive Officer, and either Party may testify truthfully in any arbitration or litigation proceedings, and further agree that this non-disparagement provision shall not prohibit or limit any of the Board members, the Chief Executive Officer, or either Party from testifying truthfully in any such proceedings.

12. Material Breach. Each Party acknowledges and agrees that any material breach of this Agreement or of any legally still enforceable provision of the Confidentiality Agreement shall entitle the non-breaching Party immediately to cease providing the consideration provided to the other Party under this Agreement, except as provided by law. The Company acknowledges and agrees that its failure timely to make in full any of either the Payments or the ADEA Payment shall constitute a material breach of this Agreement and leaving the Agreement then voidable at Employee’s sole election as one of his options for then pursuing any and all available legal rights, claims and remedies (including those that would otherwise have been released, waived or in any way limited by this Agreement, and including Employee’s claim regarding the entire disputed portion of the severance amounts contained in the Employment Agreement).

13. No Admission of Liability. Each Party understands and acknowledges that this Agreement constitutes a compromise and settlement of any and all actual or potential past disputed claims. No action taken by either Party hereto, either previously or in connection with this Agreement, shall be deemed or construed to be (a) an admission of the truth or falsity of any actual or potential claims or (b) an acknowledgment or admission by any Party of any fault or liability whatsoever to the other Party, the other Party’s Releasees, or to any third party.

14. ARBITRATION. THE PARTIES AGREE THAT ANY AND ALL DISPUTES ARISING OUT OF THE TERMS OF THIS AGREEMENT, THEIR INTERPRETATION, AND ANY OF THE MATTERS HEREIN RELEASED, SHALL BE SUBJECT TO ARBITRATION IN SANTA CLARA COUNTY, BEFORE JUDICIAL ARBITRATION & MEDIATION SERVICES (“JAMS”), PURSUANT TO ITS EMPLOYMENT ARBITRATION RULES & PROCEDURES (“JAMS RULES”). THE ARBITRATOR MAY GRANT INJUNCTIONS AND OTHER RELIEF IN SUCH DISPUTES. THE ARBITRATOR SHALL ADMINISTER AND CONDUCT ANY ARBITRATION IN ACCORDANCE WITH CALIFORNIA LAW, INCLUDING THE CALIFORNIA CODE OF CIVIL PROCEDURE, AND THE ARBITRATOR SHALL APPLY SUBSTANTIVE AND PROCEDURAL CALIFORNIA LAW TO ANY DISPUTE OR CLAIM, WITHOUT REFERENCE TO ANY CONFLICT-OF-LAW PROVISIONS OF ANY JURISDICTION. TO THE EXTENT THAT THE JAMS RULES CONFLICT WITH CALIFORNIA LAW, CALIFORNIA LAW SHALL TAKE PRECEDENCE. THE DECISION OF THE ARBITRATOR SHALL BE FINAL, CONCLUSIVE, AND BINDING ON THE PARTIES TO THE ARBITRATION. THE PARTIES AGREE THAT THE PREVAILING PARTY IN ANY ARBITRATION SHALL BE ENTITLED TO INJUNCTIVE RELIEF IN ANY COURT OF COMPETENT JURISDICTION TO ENFORCE THE ARBITRATION AWARD. THE COMPANY SHALL PAY THE COSTS AND EXPENSES OF SUCH ARBITRATION (INCLUDING WITHOUT LIMITATION THE ARBITRATOR’S FULL FEES AND COSTS), AND EACH PARTY SHALL SEPARATELY PAY FOR ITS RESPECTIVE COUNSEL FEES AND EXPENSES; PROVIDED, HOWEVER, THAT THE ARBITRATOR SHALL AWARD ATTORNEYS’ FEES AND COSTS TO THE PREVAILING PARTY, EXCEPT AS PROHIBITED BY LAW. THE PARTIES HEREBY AGREE TO WAIVE THEIR RIGHT TO HAVE ANY DISPUTE BETWEEN THEM RESOLVED IN A COURT OF LAW BY A JUDGE OR JURY. NOTWITHSTANDING THE FOREGOING, THIS SECTION WILL NOT PREVENT EITHER PARTY FROM SEEKING INJUNCTIVE RELIEF (OR ANY OTHER PROVISIONAL REMEDY) FROM ANY COURT HAVING JURISDICTION OVER THE PARTIES AND THE SUBJECT MATTER OF THEIR DISPUTE RELATING TO THIS AGREEMENT AND THE AGREEMENTS INCORPORATED HEREIN BY REFERENCE. SHOULD ANY PART OF THE ARBITRATION AGREEMENT CONTAINED IN THIS PARAGRAPH CONFLICT WITH ANY OTHER ARBITRATION AGREEMENT BETWEEN THE PARTIES, THE PARTIES AGREE THAT THIS ARBITRATION AGREEMENT SHALL GOVERN.

15. Costs. The Parties shall ultimately be responsible for their own full: costs, attorneys’ fees, and other fees incurred in connection with the preparation of this Agreement.

16. Tax Consequences. Other than as to its own agreement to report and withhold as specifically outlined above with respect to the Payments and the ADEA Payment, the Company makes no representations or warranties with respect to the tax consequences to Employee of the Payments and ADEA Payment and any other consideration provided to Employee or made on his behalf under the terms of this Agreement. Employee agrees and understands that he is responsible for payment, if any, of only all local, state, and/or federal taxes due from him on those Payments and the ADEA Payment and/or on any other consideration provided hereunder by the Company and any penalties or assessments related to those taxes due from him. Employee further agrees to indemnify and hold the Company harmless from any claims, demands, deficiencies, penalties, interest, assessments, executions, judgments, or recoveries by any government agency against the Company for any amounts found due on account of (a) Employee’s failure to pay or delayed payment of, federal or state taxes due from him, or (b) damages sustained by the Company by reason of any such claims, including attorneys’ fees and costs, so long as the Company timely and accurately reports the Payments and ADEA Payment on Form W-2s and Form 1099s, respectively, to the applicable government entities as described in Paragraph 1 herein.

17. Authority. The Company represents and warrants that the undersigned has full authority to act on behalf of the Company and to bind the Company and all who may claim through it to the terms and conditions of this Agreement. Employee represents and warrants that he has the capacity to act on his own behalf and on behalf of all who might claim through him to bind them to the terms and conditions of this Agreement. Each Party warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.

18. No Representations. Each Party represents that he/it has had an opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement. Each Party so also represents that he/it has not relied upon any representations or statements made by the other Party that are not specifically either set forth (or incorporated by reference) in this Agreement.

19. Severability. In the event that any provision or any portion of any provision hereof or any surviving agreement made a part hereof becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision or portion of provision.

20. Entire Agreement. This Agreement, including the agreements and contracts described in Paragraph 4 herein, the concurrent ADEA Waiver, and the Confidentiality Agreement represent the entire agreement and understanding between the Company and Employee concerning the subject matter of this Agreement and Employee’s employment with and separation from the Company and the events leading up thereto, and otherwise supersedes and replaces any and all prior agreements and understandings concerning the subject matter of this Agreement. Employee acknowledges and agrees that the ADEA Waiver is not superseded or replaced by (but is concurrent with) this Agreement. Employee acknowledges and agrees that, so long as the Company timely and fully pays as set forth in Paragraph 1 herein, this Agreement forever and entirely supersedes and replaces the Employment Agreement.

21. No Oral Modification. This Agreement may only be amended in a writing signed by Employee and the then Chairman of the Company’s Board of Directors.

22. Governing Law. This Agreement shall be governed by the laws of the State of California, without regard for choice-of-law provisions. Each Party consents to the personal, general and any other required jurisdiction and venue with JAMS in Santa Clara, California, and for enforcement or appeal of any JAMS order to the applicable Courts with jurisdiction over events that have taken place exclusively in Santa Clara County, California.

23. Counterparts; Service; Effective Date. This Agreement may be separately executed by the Parties in separate counterparts and then shall be effective upon respective receipt by either the Parties or their legal counsel by either PDF/email, facsimile, or personal delivery (the “Effective Date”). Each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned, subject only to exclusively Employee’s revocation rights only as to the ADEA Waiver.

24. Section 409A. It is the intention of the Company and Employee that this Agreement and any payments or benefits under this Agreement shall be either exempt from or in full compliance with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”). The Company makes no representations regarding Section 409A as it relates to this Agreement with respect to compliance or otherwise. Employee is encouraged to consult with his individual tax advisor regarding any potential application of Section 409A.

25. Voluntary Execution of Agreement. Each Party understands and agrees that he/it executed this Agreement voluntarily, without any duress or undue influence on the part or behalf of the other Party, the other Party’s Releasees, or any third party (e.g. his/its own legal counsel), with the full intent of releasing all present claims and rights (subject to the qualifications in this Agreement) against the other Party and the other Party’s Releasees. Each Party acknowledges that:

(a)	He/it has read this Agreement;

(b)	He/it has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of his/her own choice;

(c)	He/it understands the terms and consequences of this Agreement and of the releases and waivers it contains; and

(d)	He/it is fully aware of the legal and binding effect of this Agreement.

26. Further Assurances. The Parties agree to execute reasonably any and all reasonable documents, consents and instruments and to take all reasonable actions and to do all things necessary or appropriate to effectuate the purposes and intents of this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

DR. DOMINIK BECK, an individual

Dated:	November 6, 2012	By:	/s/ DR. DOMINIK BECK
Dr. Dominik Beck

IRIDEX CORPORATION

Dated:	November 5, 2012	By:	/s/ WILLIAM M. MOORE
William M. Moore
Chairman & Chief Executive Officer

Exhibit A

[to be put on undated IRIDEX Corporation letterhead]

To Whom It May Concern:

Dr. Dominik Beck served as President and Chief Executive officer of IRIDEX Corporation and was also a member of the Company’s Board of Directors. Dr. Beck left at the end of August 2012 in conjunction with the Company’s senior executive restructuring following uniquely challenging times in our industry. Dr. Beck remains eligible for rehire. We wish him all further professional and personal successes and thank him for his contributions.

Sincerely,

William M. Moore

Chairman & Chief Executive Officer

IRIDEX Corporation

1212 Terra Bella Ave.

Mountain View, CA 94043

Exhibit B

Dear Mr. Moore and the Iridex Corporation Board of Directors:

I hereby tender my resignation from the Board of Directors of IRIDEX Corporation, effective immediately. I offer my best wishes for the Company’s continued success.

Sincerely,

Dr. Dominik Beck